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                                                                    EXHIBIT 99.2

                       NONSTATUTORY STOCK OPTION AGREEMENT

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          Full Name of Optionee:
                        Walter R. Barry, Jr.
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          No. of Shares Covered:                   Date of Grant
                               10,000                          October 31, 1995
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          Exercise Price Per Share:                Expiration Date
                               $10.50                          October 31, 2005
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          Exercise Schedule (Cumulative):
                                                          No. of Shares
                      Initial Date of                   As to Which Option
                       Exercisability                   Becomes Exercisable
                       --------------                   -------------------

                      October 31, 1995                         5,000
                      October 31, 1996                         1,000
                      October 31, 1997                         1,000
                      October 31, 1998                         1,000
                      October 31, 1999                         1,000
                      October 31, 2000                         1,000



          This NONSTATUTORY STOCK OPTION AGREEMENT is made by and between Buffets, Inc., a Minnesota corporation (the "Company"), and Walter R. Barry, Jr., a director of the Company (the "Optionee").

          WHEREAS the Company desires to offer the Optionee an opportunity to purchase Common Stock of the Company, par value $.01 per share (the "Common Shares"), according to the terms set forth herein; and

          WHEREAS the Optionee wishes to accept such opportunity, subject to and in accordance with the terms and conditions set forth herein;

          NOW THEREFORE, the Company and the Optionee mutually agree as follows:

          1.   GRANT OF OPTION.    The Company hereby grants to the Optionee the
right and option (the "Option") to purchase the number of Common Shares specified at the beginning of this Agreement, on the terms and conditions hereinafter set forth. The Option is

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intended by the Company to be a nonstatutory stock option for purposes of the
Internal Revenue Code of 1986, as amended (the "Code").

          2.   PURCHASE PRICE.     Subject to the provisions of paragraph 9
hereof, the purchase price of each of the Common Shares subject to the Option shall be the exercise price per share specified at the beginning of this Agreement, which price is equal to the fair market value of a Common Share on the date of Grant.

          3.   OPTION PERIOD; TERMINATION OF OPTION.

          (a) Subject to the provisions of paragraphs 5 and 6 hereof, the Option shall become exercisable as to the number of shares and on the dates specified in the exercise schedule at the beginning of this Agreement. The exercise schedule shall be cumulative; thus, to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee may at any time, and from time to time, purchase all or any portion of the Common Shares then purchasable under the exercise schedule.

          (b) The Option and all rights to purchase shares thereunder shall cease on the earliest of:

               (i) the expiration date specified at the beginning of this Agreement;

               (ii) the expiration of the period specified in paragraph 5(b) after the death or permanent disability of the Optionee;

               (iii) the date, if any, fixed for cancellation pursuant to paragraph 7 hereof; or

               (iv) ninety (90) days after the date the Optionee ceases to be a director of the Company; provided, however, that the Option shall be exercisable during such 90-day period only to the extent the Option was exercisable as of the date the Optionee ceases to be a director unless such cessation results from the Optionee's death or permanent disability.

Notwithstanding any other provision in this Agreement, in no event may anyone exercise the Option, in whole or in part, after its original expiration date.

          4.   MANNER OF EXERCISING OPTION.

          (a) Subject to the terms and conditions of this Agreement, the Option may be exercised by mailing written notice of exercise to the Company at its principal executive office, marked for the attention of its Secretary. The notice shall state the election to exercise the Option and the number of Common Shares in respect of which it is being exercised and


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shall be signed by the person exercising the Option.  If the person exercising the Option is not the Optionee, he or she shall also send with the notice appropriate proof of his or her right to exercise the Option. Such notice shall be accompanied by either:

               (i) payment (by check, bank draft or money order payable to the Company) of the full purchase price of the Common Shares being purchased; or

               (ii) certificates for unencumbered Common Shares having an aggregate Fair Market Value (as defined below) on the date of exercise equal to the purchase price of the Common Shares to be purchased; or

               (iii)     a combination of cash and such unencumbered Common
          Shares.

The employee shall duly endorse all certificates delivered to the Company pursuant to the foregoing subparagraph (a)(ii) or (iii) in blank and shall represent and warrant in writing that he or she is the owner of the shares so delivered free and clear of all liens, security interests and other restrictions or encumbrances.

          (b) As soon as practicable after receipt of the purchase price provided for above, the Company shall deliver to the person exercising the Option, in the name of the Optionee, or his or her estate or heirs, as the case may be, a certificate or certificates representing the Common Shares being purchased. The Company shall pay all original issue or transfer taxes, if any, with respect to the issue or transfer of the Common Shares to the person exercising the Option and all fees and expenses necessarily incurred by the Company in connection therewith. All Common Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required, upon the exercise of this Option or any part thereof, to issue or deliver any Common Shares prior to the completion of such registration or other qualification of such Common Shares under any Federal or State rule or regulation as the Company shall determine to be necessary or desirable.

          (c) For purposes of this paragraph 4, "Fair Market Value" of a Common Share at a specified date shall mean the closing price of a Common Share on the date immediately preceding such date or, if no sale of Common Shares shall have occurred on that date, on the next preceding day on which a sale of the shares occurred, on the composite tape for New York Stock Exchange listed shares or, if the shares are not quoted on the composite tape for New York Stock Exchange listed shares, on the principal United States Securities Exchange registered under the Securities Exchange Act of 1934, as amended, on which the shares are listed, or, if the shares are not listed on any such exchange, on The Nasdaq Stock Market or, if the shares are not quoted on The Nasdaq Stock Market, the mean between the closing "bid" and the closing "asked" quotation of a Common Share on the date immediately preceding the date as of which such Fair Market Value is being determined, or, if no closing


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bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use. Notwithstanding anything stated in this paragraph, if the applicable securities exchange or system has closed for the day by the time the determination is being made, all references in this paragraph to the date immediately preceding the date in question shall be deemed to be references to the date in question.

          5.   TRANSFERABILITY AND TERMINATION OF THE OPTION.

          (a) During the lifetime of the Optionee, only his guardian or legal representative may exercise the Option. The Option shall not be assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution.

          (b) The Option may be exercised after the death or permanent disability of the Optionee by such individual's legal representatives, heirs or legatees, but only within one year after the death or permanent disability of the Optionee.

          (c) In the event of the death or permanent disability of the Optionee, the Option shall become immediately exercisable in full.

          6.   CHANGE IN CONTROL.

          (a) Anything to the contrary in this Agreement notwithstanding (including paragraph 7 hereof), in the event of a "Change in Control" of the Company, as defined in paragraph 6(b), the Option, if not expired, shall become immediately exercisable in full.

          (b)  A "Change in Control", for purposes of this Agreement, means:

               (i) A majority of the directors of the Company shall be persons other than persons:

                    (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or

                    (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships;


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               (ii)      30% or more of the outstanding voting stock of the
          Company shall have been acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by any person (other than the Company, a subsidiary of the Company or the person holding the option) or group of persons (which group does not include the person holding the option) acting in concert; or

               (iii) The shareholders of the Company shall have approved a definitive agreement or plan to

                    (A) merge or consolidate the Company with or into another corporation (other than (1) a merger or consolidation with a subsidiary of the Company or (2) a merger in which the Company is the surviving corporation and either (a) no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property or (b) all holders of outstanding voting stock of the Company (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the voting stock of the Company or of its parent corporation immediately after the merger);

                    (B) exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for cash, securities or other property;

                    (C) sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

                    (D)       liquidate or dissolve the Company;

                    PROVIDED, HOWEVER, that if the transaction contemplated by such definitive agreement or plan approved by the shareholders of the Company is not actually consummated, a Change in Control shall retroactively be deemed not to have occurred and the acceleration of the exercise dates of options pursuant to paragraph 6(a) shall be deemed null and void;

unless a majority of the voting stock (or the voting equity interest) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or the Company or its parent corporation (in the case of a statutory share exchange) is beneficially owned by the Optionee or a group of persons that includes the Optionee acting in concert.


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          7.   DISSOLUTION, LIQUIDATION, MERGER.     In the event of a sale by
the Company of all of its assets and the consequent discontinuance of its business, or in the event of a merger, statutory share exchange, consolidation or liquidation, the Board of Directors, shall, as of the time of the adoption of the plan for sale, merger, statutory share exchange, consolidation or liquidation, provide for the termination of the Option as of the effective date of such event; PROVIDED, HOWEVER, that the person holding the Option shall be given either as of or prior to the sale, merger, statutory share exchange, consolidation or liquidation (a) a reasonable time within which to exercise such exercisable portions of their respective options prior to the effectiveness of such sale, merger, statutory share exchange, consolidation or liquidation; or
(b) equivalent options covering shares of stock of the corporation succeeding the Company by reason of such sale, merger, statutory share exchange, consolidation or liquidation.

          The grant of the Option shall not limit in any way the right or power of the Company or the Board of Directors to make adjustments, reclassifications, reorganizations or changes in the Company's capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of the Company's business or assets.

          8.   SHAREHOLDER RIGHTS BEFORE EXERCISE.     The Optionee shall have
none of the rights of a shareholder of the Company with respect to any share subject to the Option until the share is actually issued to him upon exercise of the Option.

          9.   ADJUSTMENT FOR CHANGES IN CAPITALIZATION.   Appropriate
adjustments in the number and type of Common Shares subject to the Option and in the Option price shall be made to give effect to adjustments made in the number or type of Common Shares of the Company through a recapitalization, reclassification, stock dividend, stock split, stock combination, or other relevant change, provided that fractional Common Shares shall be rounded to the nearest whole share.

          10.  TAX WITHHOLDING.    Delivery of Common Shares upon exercise of
the Option shall be subject to any required withholding taxes. A person exercising the Option may, as a condition precedent to receiving the Common Shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

          11. GENERAL. The Company shall at all times during the term of this Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Agreement. This Agreement shall be binding in all respects on the Optionee's heirs, representatives, successors and assigns. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder.


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          IN WITNESS WHEREOF, the Optionee and the Company have executed this
Agreement as of the day and year first above written.


                                   _____________________________________________
                                   Walter R. Barry, Jr.

                                   BUFFETS, INC.

                                   By __________________________________________

                                     Its _______________________________________





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